ERNST & YOUNG

Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-147138) of Omega Navigation Enterprises Inc. and in the related Prospectus of our reports dated May 15, 2009, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Omega Navigation Enterprises Inc. included in this Annual Report (Form 20-F) for the year ended December 31, 2008.

/s/ Ernst & Young

May 15, 2009
Athens, Greece